SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15 (d) of the

                        Securities Exchange Act of 1934

                    Date of Report (Date of earliest event
                                  reported):

                                 June 19, 1997

                            EQUIVEST FINANCE, INC.

            (Exact Name of registrant as specified in its charter)

    Florida                         0-18201                    59-2346270
(State or other                   (Commission                (IRS Employer
jurisdiction of                  File Number)              Identification No.)
incorporation)

                 Two Clinton Square, Syracuse, New York  13202
                   (Address of principal executive offices)

                                (315) 422-9088
              Registrant's telephone number, including area code

Item 5.  Other Events.

     Presented below is a description of Equivest Finance, Inc.'s (the "Company") business and management's discussion and analysis of the period ended December 31, 1996 as compared to December 31, 1995. Filed as part of this Current Report on Form 8-K are the unaudited 1996 consolidated financial statements of the Company.

Description of Business

Introduction

     General. The Company is a holding company which, through its wholly-owned subsidiary, Resort Funding, Inc. ("Resort Funding") provides financing to resort developers through the purchase of their vacation ownership interests ("VOIs" or "timeshare intervals") and through the direct financing of resort properties to be developed and sold to consumers pursuant to timeshare interval programs. The Company's commitments on any single project for purchase of consumer receivables typically range from $1 million to $20 million and commitments on any single project to a developer for acquisition and development financing typically range from $200,000 to $10 million.

     Prior to acquiring Resort Funding, the Company was an insurance premium finance company licensed under the laws of the State of Florida. In 1995 Equivest discontinued operations as an insurance premium finance company. Since February, 1996, all of the Company's business has been conducted through Resort Funding.

     Bankruptcy of Affiliated Companies and Related Litigation. Effective February 16, 1996, the Company entered into the Agreement and Plan of Exchange, dated as of February 16, 1996 (the "Exchange Agreement"), among the Company, The Bennett Funding Group, Inc. ("BFG") and Resort Funding, pursuant to which the Company acquired all of the common stock of Resort Funding from BFG in exchange for the issuance to BFG of 10,000 shares of the Company's Series 2 Preferred Stock and 3,000 shares of the Company's Convertible Preferred Stock. As a result of the Exchange Agreement and certain prior investments, BFG and an affiliate acquired beneficial ownership of approximately 86% of the Company's voting shares.

     Subsequent to the closing of the transactions contemplated by the Exchange Agreement, BFG, along with its affiliate Bennett Management & Development Corp. ("BMDC"), also a principal stockholder of the Company, filed voluntary petitions (the "Petitions") for reorganization (Case Nos. 96-61376 and 96-61379, respectively) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of New York (the "Bankruptcy Court").

     On April 18, 1996, following the March 29, 1996 filing of the Petitions, the U.S. Department of Justice appointed, and the Bankruptcy Court approved, Richard C. Breeden as trustee in bankruptcy (the "Trustee") for BFG and BMDC, as well as for certain other related debtors. Mr. Breeden was subsequently appointed Trustee of Aloha Capital Corporation ("ACC"), The Processing Center

("TPC") and other affiliates of BFG. Mr. Breeden served as Chairman of the Securities and Exchange Commission (the "SEC") from 1989 to 1993, following several years service in the White House and as a lawyer in private practice. Mr. Breeden was the chairman of the world-wide financial services industry group of the accounting firm of Coopers & Lybrand from 1993 to September 1996, when he resigned from Coopers & Lybrand to establish Richard C. Breeden & Co., a firm specializing in aiding troubled companies and consulting on global capital markets.

     The Petitions were filed after (i) the SEC filed a civil complaint (the "Civil Complaint") in the United States District Court for the Southern District of New York (the "Court") against BFG, BMDC, certain of their affiliates and Patrick R. Bennett, the Chief Financial Officer of BFG, No. 96 Civ. 2237 (JES) and (ii) the United States Attorney for the Southern District of New York filed a criminal complaint (the "Criminal Complaint") in the Court against Patrick Bennett alleging criminal violations of the antifraud provisions of the federal securities laws and perjury. The SEC suit alleges numerous violations of the antifraud provisions of the federal securities laws, based in part on allegations of sales of fictitious equipment leases, fraudulent misrepresentations to investors in private placements of debt securities and misappropriation of corporate assets. In June of 1996 the Trustee filed an adversary proceeding seeking more than $1 billion in damages from, among others, prior controlling stockholders of BFG and its affiliates and certain of their business associates, the previous auditing firm and others.

     Notwithstanding the allegations of fraudulent financial dealings at BFG and BMDC, the Trustee has advised the Company that he has concluded, based on his investigations to date, that the operations of Resort Funding were not involved in the fraudulent activities of the type detailed in the complaints described above and the Trustee's adversary proceeding. Moreover, the Trustee has advised the Company that he has determined not to challenge the transactions effected pursuant to the Exchange Agreement.

     Loan Program. Resort Funding's primary product is the financing of consumer timeshare receivables. The consumer notes are originated by the timeshare developers with interest rates generally ranging from 10-18% and amortization periods from 36-120 months. Typically the consumer notes have an 84 month term and an interest rate of 11-16%. Resort Funding will usually purchase the consumer notes at a negotiated price from the developer. In addition, Resort Funding may also lend against the consumer notes at a negotiated rate with the developer. These loans have an average period of 84 months, but cannot exceed 120 months. Acquisition and development loans and consumer loans are usually overcollateralized. The consumer loans and purchases of consumers loans by Resort Funding are typically structured with full recourse to the developer.

     Resort Funding's ability to acquire timeshare receivables and receivable loans is not only reliant upon offering attractive receivable financing products, but has become increasingly dependent on its ability to provide a flexible acquisition and development program to the project developer. Acquisition and development lending is provided to developers to acquire, construct and renovate resort properties. Resort Funding provides acquisition and development loans that are primarily floating rate loans with a minimum floor rate of interest, and maturities ranging from 3 to 5 years. The loans require the developer to amortize the loan with a release fee for every timeshare interval sold.

     In addition, Resort Funding provides pre-construction funding which provides developers funds to support pre-construction sales while construction is taking place. These funds are usually required because most states, in an effort to protect the consumer, require that all money collected from the consumer (pursuant to the sales of the timeshare interval) be placed in escrow until the certificate of occupancy for the resort is issued. The term of these loans vary in length from 6 to 18 months and typically provide for a loan of up to 50% of each timeshare interval sale with the contract and cash receipts used as collateral. The 50% advance allows the developer to fund sales and marketing costs. Once the certificate of occupancy is issued, a reconciliation takes place at which time all of the approved consumer contracts are either purchased or hypothecated and the proceeds, along with the cash receipts, are used to pay off the interim loan.

     At December 31, 1996, Resort Funding had agreements for resort development financing with 18 developers covering 19 timeshare resort complexes. Resort Funding's consumer contract lending results from interval purchases at resorts owned by these developers and a limited number of other resort developments not financed by Resort Funding. At December 31, 1996, Resort Funding was committed to lend approximately $12.7 million in funds for resort construction or renovation. Resort Funding has also agreed to purchase consumer timeshare interval contracts from 31 resorts, subject to satisfactory underwriting approval of each individual consumer.

Risk Factors

     Bankruptcy of Affiliated Companies; Relationship to Bankruptcy. BFG and BMDC, both affiliates of the Company, have filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of New York. The Trustee has to date been successful in staying numerous civil actions against various defendants, including the Company and Resort Funding, raising allegations that the defendants were involved in the alleged wrongdoings of BFG and BMDC and its principals. In addition, notwithstanding the allegations of fraudulent financial dealings at BFG and BMDC, the Trustee has advised the Company that he has concluded, based on his investigations to date, that the operations of Resort Funding did not involve fraudulent activities of the type detailed in the Civil Complaint, the Criminal Complaint, and the Trustee's adversary proceeding. However, there can be no assurance that the Trustee's continuing investigations of BFG and BMDC will not yield different conclusions which could affect the Company.

     The Company utilizes certain of its affiliates, including BMDC and BFG, for certain of its administrative requirements. At December 31, 1996, the Trustee beneficially controlled approximately 86% of the Company's outstanding shares of voting stock, after giving effect to conversion of the preferred stock. In addition, Resort Funding owes BFG approximately $23.8 million pursuant to certain intercompany notes. On March 5, 1997, the Trustee received bankruptcy court approval for an amendment to and restatement of notes. Under the amended and restated note terms, the principal amount of the notes cannot be called until after January 15, 1998 upon ninety days written notice to Resort Funding, unless the loans are in default. It is likely that further modification of such notes will be necessary. Any such modification would require approval of both the Trustee and the bankruptcy court. No assurance can be given that the Trustee will receive such bankruptcy court approval. The Trustee's primary responsibility is to maximize assets for the benefit of the creditors of the bankrupt estates.

     Absence of a Public Market for the Common Stock and Preferred Stock. There is no existing established market for the Common Stock of the Company since the Company was delisted from the Nasdaq Stock Market in February, 1996. Accordingly, there has been no active trading market in the Common Stock. The Company hopes to qualify for reinstatement in the future by the Nasdaq Stock Market or listing on another securities exchange; however, no assurance can be given that the Company will qualify for such reinstatement or listing.

     Additional Financing Requirements. Resort Funding's business is capital intensive. Resort Funding's primary source of funding for new originations is a $50 million purchase pledge facility with Holland Limited Securitization Inc. (HLS), a multi-seller commercial paper issuer sponsored by ING (U.S.) Capital Markets, Inc. ("ING") which expires in May 2000. At December 31, 1996, $6,031,396 was available under the facility and $43,568,604 was the balance of funds used under the facility. The pledge facility is over collateralized by approximately $10,000,000. ING continues to provide new funds to Resort Funding pursuant to the facility, although certain defaults under the facility may have occurred. ING has taken Resort Funding out of its securitization program and increased the interest rate on the facility by approximately 3%. ING has advised Resort Funding that due to the bankruptcy of BFG, its mandate from its parent company is to wind down and ultimately terminate its lending relationship with Resort Funding. The Company's future success depends, in part, on its ability to locate and obtain additional financing on competitive terms. To the extent that such additional financing is not available, the Company's ability to make new loans and to meet its financing commitments will be impaired.

     Impact of Real Estate Economic Cycles. The business risks associated with the Company's business become more acute in an economic slowdown. Such an environment is generally characterized by decreased demand for vacation real estate and declining real estate values in many areas of the county. Delinquencies, foreclosures, and loan losses generally increase during economic slowdowns or recessions and any such future slowdowns could adversely affect future operations of the Company. Moreover, there can be no assurance that the timeshare interval industry will not decrease even in a stable economic environment, whether in response to sales practice abuses, oversupply or other factors.

     Prepayments. A significant portion of the Company's revenues has been comprised of interest earned over the term of the contract on the VOIs purchased. If prepayments are made, as may happen if changes in interest rates occur in the future, a decrease in earnings will result. However, such repayments will not result in any future earnings decreases caused by accounting restatements.

     Dependence on Senior Management. The Company's success depends upon the continued contributions of Resort Funding's small senior management team and the Trustee. The loss of services of certain of Resort Funding's executive officers could have a material adverse effect upon the Company's business.

     Regulation. The operations of the Company are subject to extensive regulation by federal, state and local government authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions including, among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosure to customers, and setting collection, repossession and claims handling procedures and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to sell loans, further limit or restrict the amount of interest and other charges earned under loans purchased by the Company, or otherwise adversely affect the business or prospects of the Company.

     Environmental Liabilities. In the course of its business, the Company may acquire in the future properties securing loans it has arranged that are in default. There is a risk that hazardous substances or waste could be discovered on such properties after foreclosure by the Company. In such event, the Company might be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurance that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties or that the Company would have adequate remedies against the prior owner or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected properties either prior to or following any such removal.

     Lack of Certain Audited Financials. On March 29, 1996, Mahoney Cohen Rashba & Pokart, PC ("Mahoney Cohen") sent a letter to BFG resigning as BFG's auditor and withdrawing its reports on all financial statements of BFG and its related entities including Resort Funding. In the letter, Mahoney Cohen stated that such financial statements were based on, among other things, information supplied by Patrick Bennett and, in light of the allegations that Mr. Bennett had provided Mahoney Cohen with false and misleading information relating to BFG and BMDC, Mahoney Cohen had no choice but to withdraw its reports on such financial statements. Mahoney Cohen is among the defendants of the Trustee's adversary proceeding as a result of their audits of BFG.

     Unpaid Preferred Stock Dividends. As of December 31, 1996 the Company has cumulative undeclared and unpaid dividends on its preferred stock of $527,051. No Common Stock dividends can be paid until all preferred stock dividends are paid. See "Management's Discussion and Analysis - Liquidity and Capital Resources."

     Collection and Delinquency Rules Associated with VOI Loans. Resort Funding's collection of payments due under the VOI loans is subject to certain risks associated with VOI ownership. Although individual owners are obligated to make payments under their notes irrespective of any defect in, damage to, or change in conditions of the vacation resort (such as erosion, construction on adjacent or nearby properties, or environmental problems) or any breach of contract by the property owners association to provide certain services to the VOI borrowers (including any such breach resulting from a destruction of the resort) or of any other loss of benefits of ownership of their unit (including cessation of the ability of the borrowers to exchange their time intervals in the resort for time intervals in other unaffiliated resorts), any such material defect, damage, change, breach of contract, or loss of benefits is likely to result in a delay in payment or default by a substantial number of the borrowers whose VOIs are affected.

     Competition. The financing of VOI loans is highly competitive and many of Resort Funding's competitors have significantly greater financial resources. Resort Funding targets mature resorts with completed amenities and established property owners associations, as well as new property construction with established developers. There can be no assurance that Resort Funding's strategies will be effective.

     Substantial Leverage. Resort Funding is highly leveraged. At December 31, 1996, Resort Funding had notes payable obligations of $106.7 million, and equity capital of approximately $4 million. As stated above, approximately $23.8 million of these notes are owed to BFG. Resort Funding's high degree of leverage could (i) make it more vulnerable to changes in general economic conditions or downturns in industry conditions than its competitors; (ii) restrict Resort Funding's ability to take advantage of certain business opportunities since a substantial portion of Resort Funding's cash flow will be committed to the payments of interest and principal on its indebtedness; and (iii) restrict Resort Funding's ability to obtain additional financing in the future.

     Mismatch of Interest Rates. Loans to consumers for timeshare purchases are at fixed interest rates and Resort Funding borrows at a floating interest rate. Because Resort Funding does not utilize interest rate hedges at this time, this mismatch, in an increasing interest rate environment, could adversely affect Resort Funding's performance.

     Concentration of Acquisition and Development Loans. There is substantial concentration of Resort Funding's acquisition and development loan portfolio in a small number of borrowers. A default by any of these developers could materially affect Resort Funding's performance. See "-- Acquisition and Development Loan Portfolio".

VOI Loans

      Underwriting. Resort Funding has established loan underwriting criteria and procedures designed to minimize credit losses on its portfolio. The loan underwriting process includes reviewing each borrower's credit application, which includes employment and salary information, banking information and current debts, reviewing each borrower's credit history through one of the major credit bureau agencies, calculating debt-to-income ratios for affordability and a telephone verification to each borrower confirming the terms and conditions of the contract in addition to confirming the correct billing address. The primary focus of Resort Funding's underwriting is to assess the likelihood that the borrower will repay the loan as agreed. However, because of the relatively small size of developers funded by Resort Funding, unique aspects of particular projects or other factors, Resort Funding can and does depart from its normal loan underwriting criteria on a case by case basis.

     Collections and Delinquencies. Resort Funding believes that its low annual delinquency rate of approximately 3% (after chargebacks of such delinquent contracts to the developer as described below) for the VOI portfolio is attributable to the application of its credit underwriting criteria, collection efforts as soon as a borrower is 10-15 days delinquent, as well as personal and corporate guarantees and the company's holdback on every loan. It is also attributable, in part, to the fact that Resort Funding's developer customers have never failed or otherwise ceased to be able to perform repurchase obligations with respect to defaulted contracts. There is no assurance that this favorable experience will continue.

     Collection efforts are managed on a daily basis and unless dictated otherwise, consist of telephone contact and dunning notices. Collection services begin when an account is 10 days delinquent. At this time the Company attempts to contact the borrower and determine the reason for the delinquency and to attempt to bring the account current. Resort Funding also generates and mails weekly delinquency reports to developers. This is done in an effort to make the developer aware of any delinquent accounts and encourage the developer to assist with certain delinquent accounts. If the status of the account continues to deteriorate, an analysis of the delinquency is reviewed by the collection manager to determine the appropriate action. Generally, when a loan becomes 90 days delinquent in accordance with its original terms and it is determined the amounts are uncollectible from the borrower, the loan is charged back to the developer.

     Regulations and practices regarding the rights of the mortgagor in default vary greatly from state to state. To the extent permitted by applicable law, Resort Funding collects late charges and returned check fees and records these items as additional revenue.

     Loan Servicing. Resort Funding's VOI portfolio, as required by ING, is serviced jointly by an unaffiliated third party (the "Servicer") and Resort Funding. The Servicer issues coupon books to customers on an annual basis and collects payments from approximately 11,000 VOI borrowers. Resort Funding is charged a fee for the setup of each VOI borrower with the Servicer as well as a fee per VOI borrower for each coupon book. Resort Funding provides collection, including contacting delinquent borrowers by telephone and mail, for the approximately 11,000 VOI borrowers that remit payment to the Servicer. Resort Funding also services approximately 5,400 VOI borrowers on a complete basis, utilizing its own facilities and personnel and those of TPC. This includes monthly invoice generation to customers, collection of payments and collection procedures if required.

     Characteristics of the VOI Portfolio. The following table sets forth the characteristics of the VOI portfolio of Resort Funding as of December 31, 1996:

                                                          Percentage of                            Percentage of
                                        Principal           Principal            Number of           Number of
     Principal Balance                   Amount               Amount               Loans               Loans
     ---------------------------   ------------------  -----------------    ------------------  ------------------
     Less than $4,000                $  9,934,000             15.3%               4,344                34.0%
     $4,000 - $5,999                   20,172,000             31.0                4,035                31.6
     $6,000 - $7,999                   19,344,000             29.8                2,802                21.9
     $8,000 - $9,999                    9,829,000             15.1                1,107                 8.7
     More than $10,000                  5,740,000              8.8                  483                 3.8
                                     -----------             -----               ------               -----
                                     $ 65,019,000            100.0%              12,771               100.0%
           Total                     ===========             =====               ======               =====

At December 31, 1996, the weighted average interest rate of the VOI loans included in Resort Funding's portfolio was 13.83% and the weighted average remaining maturity was approximately 66 months. The following table sets forth as of December 31, 1996 the distribution of interest rates payable on the VOI loans:

                                                               Percentage of
                                         Principal               Principal
     Interest Rate                        Amount                   Amount
     ----------------------    ------------------------  ------------------------

     Less than 10.0%                       7,000                  0.1   %
     10.0% - 11.9%                     3,252,000                  5.0   %
     12.0% - 13.9%                    30,005,000                  46.1  %
     14.0% - 15.9%                    30,668,000                  47.2  %
     16.0% - 11.9%                     1,087,000                   1.6  %
                                    -----------                   -----
                                      65,019,000                  100.0 %
           Total                    ===========                   =====

At December 31, 1996 Resort Funding's VOI borrowers resided in all 50 states, the District of Columbia and 6 territories and foreign countries.

Acquisition and Development Loan Portfolio

     General. Resort Funding also provides acquisition and development loans to resort developers. At December 31, 1996 Resort Funding's outstanding receivables for acquisition and development loans totalled $31.4 million. Resort Funding has an underwriting process for acquisition and development loans which includes site inspection and review of the following:
developer's experience and financial condition, market suitability for timeshare development, resort sales and marketing program (including market competition and sales team experience), and the development budget. The final approval for the acquisition and development loan is made by the corporate credit committee which is comprised of Resort Funding's senior management.

     Characteristics of Acquisition and Development Loan Portfolio.


                     Principal              Principal           Percentage of
# of Resorts          Balance                Amount           Principal Amount
---------------   --------------------  --------------------  ----------------

        7          < $1 million            $ 2,600,000                 8.3%
        4           1-2 million              5,100,000                16.2
        4           2-3 million              9,900,000                31.5
        1           3-4 million              3,400,000                10.8
        2           > 5 million             10,400,000                33.2
                                           -----------              ------
                     Total                 $31,400,000               100.0%
                                           ===========              ======

     Interest rates on acquisition and development loans generally range from 12-13%. At March 31, 1997, all of Resort Funding's acquisition and development loans were current except for one in the amount of $5.5 million for which Resort Funding believes it has adequate collateral. In addition, Resort Funding has recently reached agreement with respect to another obligor, who owes Resort Funding $2.7 million, who the Company alleged had been in default with respect to certain payments.

Regulation

     The industry is subject to extensive regulation by the federal government and the states and foreign jurisdictions in which the resort properties are located and in which vacation packages and VOIs are marketed and sold. At the federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which Resort Funding is or may be subject to appears in the Securities Act of 1933, the Truth in Lending Act, the Equal Opportunity Credit Act and the Interstate Land Sales Full Disclosure Act. In addition, many states have adopted specific laws and regulations with respect to the sale of vacation packages and interval ownership programs.

     Resort Funding is a member of the American Resort Developers Association (the "ARDA"), the principal trade association representing the segment of the leisure industry that deals with ownership of resort and vacation products. Membership in ARDA entitles Resort Funding to various benefits and services, including advertising in ARDA publications and exhibiting at trade shows. ARDA has adopted a Code of Standards and Ethics, which sets forth standards of conduct and ethics to which Resort Funding is subject.

Competition

     The financing of resort developers through purchase of VOIs and direct financing of developer's acquisition and development of resort properties is highly competitive, with competition occurring primarily on the basis of term and interest rates of the loans and customer service. Competitors in the financing business include commercial financial institutions, major lodging, hospitality and entertainment companies and finance companies, most of which have significantly greater resources than the Company. There can be no assurance that Resort Funding will not face increased competition from competitors currently in the business or new entities entering the business.

     Resort Funding believes that it competes principally on the basis of (i) superior industry knowledge and experience, (ii) providing timely and complete customer service, (iii) providing acquisition and development loans,
(iv) by attracting borrowers whose needs are not met by traditional financial institutions and (v) providing developers with complete consumer receivable servicing.

Employees

     As of December 31, 1996, Resort Funding had 23 full-time and 9 part-time employees. Resort Funding's employees are not covered by a collective bargaining agreement. Resort Funding considers its relations with its employees to be good.

Management's Discussion and Analysis

     Since Equivest Finance Inc. conducted essentially no business during 1995 and 1996 other than certain discontinued operations, the following presentation and discussion relates to Resort Funding and its operations.

                            SELECTED FINANCIAL DATA

                             Resort Funding, Inc.

                                             Year Ended     Year Ended
                                              12/31/96       12/31/95
                                           -------------  -----------
                                                   (unaudited)
Revenues:
     Interest                               $ 12,998,000  $ 11,022,000
     Gain on Sales of Contracts                  422,000     1,373,000
     Other Income                                843,000       800,000
                                           -------------  ------------
          Total Revenue                       14,263,000    13,195,000
                                           -------------  ------------
Costs and Expenses:
     Provision for doubtful receivables          179,000       794,000
     Amortization of financing costs             662,000       210,000
     Interest                                  8,270,000     5,982,000
     Selling, General and Administrative       2,980,000     4,087,000
                                           -------------    -----------
          Total Costs and Expenses            12,091,000    11,073,000
                                           -------------    -----------
Income Before Provision for Taxes              2,172,000     2,122,000
Provision for Income taxes
     Current                                     815,000     1,133,000
     Deferred                                   (166,000)     (538,000)
                                           -------------    -----------
Total Provision for Income Taxes                 649,000       595,000
                                           -------------   ------------
Net Income                                   $ 1,523,000  $  1,527,000
Retained Earnings at Beginning of Period     $ 1,830,000  $    303,000
                                           -------------    -----------
Retained Earnings at End of Period           $ 3,353,000  $  1,830,000
                                           =============  ============


Resort Funding Comparison of Year Ended December 31, 1996 to December 31,
1995

     Revenues increased 8.1% to $14,263,000 for the year ended December 31, 1996, from $13,195,000 for the year ended December 31, 1995 as a result of a 17.9% increase in interest revenue to $12,998,000 in 1996 from $11,022,000 in 1995. Interest on consumer contracts increased by 1.5% in 1996 to $8,285,000 from $8,161,000 and interest on acquisition and development loans increased 54.4% in 1996 to $4,256,000 from $2,756,000 in 1995 because of the increase in outstanding loans held by the Company.

     Interest revenue was partially offset by a decrease of 69.3% to $422,000 in 1996 from $1,373,000 in 1995 on gains on the sale of consumer contracts. This decrease was the result of a prohibition on sales of loans after March 31, 1996 imposed by the Company's primary lender.

     Other income increased by 5.4% in 1996 to $843,000 from $800,000 in 1995 primarily as the result of an increase in charge back fees and a one time special origination fee in 1996 partially offset by a decrease in origination fees and service income.

     Interest expense increased 38.2% in 1996 to $8,270,000 from $5,982,000 in 1995. Interest expense increased primarily because of the increase in the interest rate on the ING facility which such expense increased 260.0% to $2,535,000 from $704,000. Interest expense on the ING facility also increased because of the higher balances outstanding caused by ING's prohibition on the sales of loans by the Company. Interest expense on other bank notes increased in 1996 by 364.1% to $3,411,000 from $735,000 in 1995 due to an increase in the borrowing levels. Intercompany interest expense in 1996 decreased by 48.8% to $2,051,000 from $4,004,000 in 1995 due primarily to the repayment of intercompany debt as the ING facility was drawn down in early 1996.

     Selling, General and Administrative costs decreased 27.1% in 1996 to $2,980,000 from $4,087,000 in 1995 primarily as a result of decreased application, recording and processing fees paid to an affiliate of the Company. Securitization facility fees decreased by 70.0% as a result of the discontinuation of the ING conduit facility, and payroll related expenses decreased by 17.7% as a result of termination by the Trustee of the prior practice of allocating certain parent and affiliate compensation expenses to the Company. These reductions were partially offset by an increase in outside services of 242.6% in 1996 to $483,000 from $141,000 in 1995.

Liquidity and Capital Resources

     Resort Funding's primary source of financing for new originations is a $50 million purchase pledge facility with ING which expires in May 2000. At December 31, 1996, $6,031,396 was available under the facility and $43,968,604 was the balance of funds used under the facility. ING continues to provide funds to Resort Funding pursuant to the facility, although certain defaults under the facility may have occurred. The ING debt is collateralized by security agreements on the pledged receivables and assignments of payments due on the collateral. Additionally, the facility agreements contain both specific and general covenants including maintenance of specified collateralization and default rates with respect to pledged receivables, and tangible overall net worth requirements. Since April 10, 1996 interest on borrowings has been at the bank's prime rate plus 2%.

     In September 1996, the Trustee submitted a motion on behalf of BFG and ACC (collectively, the "Debtors") pursuant to Federal Rule of Bankruptcy Procedure 9019 ("Rule 9019") for approval of the compromise and settlement of the claim(s) of certain lenders to BFG and ACC (the "Banks") arising out of the lease financing agreements pursuant to which the Banks made loans to the debtors. The motion, which was approved by the bankruptcy court, required the Banks to make a new, interest-only term loan to Resort Funding at favorable 1/2 to 4% interest rates (the "Settlement Loans"). At December 31, 1996, Resort Funding had received $14,395,521 from the Banks in Settlement Loans, on which interest is payable in monthly installments through 2003.

Resort Funding is obligated to pay an arrangement fee of 3% per annum to the Trustee based on the unpaid principal balance of the new term loans. A portion of the proceeds of the Settlement Loans, $7,437,968, were on-loaned to the Trustee to purchase the Banks' loans to BFG or ACC. Resort Funding's loan to the Trustee bears interest at 10% per annum and is non-recourse to the Trustee or the Debtors' estates. The Trustee pledged certain rent collateral to Resort Funding to secure the loans from Resort Funding.

     In December 1996 Resort Funding received approval of a bond exchange agreement with its public bondholders. The outstanding bond principal balance and accrued and unpaid interest of $3.5 million were exchanged for unsecured promissory notes which bear interest at 8% per annum payable monthly. The promissory notes mature on December 1, 1998. Resort Funding is current on its obligations under the new notes.

     On March 5, 1997, the Trustee received bankruptcy court approval for an amendment to and restatement of certain demand loans in the amount of $23.8 million between Resort Funding and BFG. Under the amended and restated note terms, the principal amount of the notes is not due until a demand therefor is made upon ninety days written notice to Resort Funding. Unless the loans are in default no such demand for payment may be made prior to January 15, 1998. Depending on the type of default, the notes and accrued interest would be either payable upon written notice or payable without notice. It is likely that further modification of such notes will be necessary. Any such modification would require approval of both the Trustee and the bankruptcy court.

     In July 1991, the Company issued 575,000 shares of Series 1 Class A
12 1/2% Cumulative Convertible Preferred Stock, par value $3.00 (the "Cumulative Convertible Preferred Stock"). As of May 31, 1997, all but 9,915 shares of the Cumulative Convertible Preferred Stock had been converted into the Company's Common Stock. The holder of the Cumulative Convertible Preferred Stock is entitled to receive, when and if declared by the Board of Directors of the Company, $.375 per share per annum payable on March 31, June 30, September 30 and December 31 of each year. The holders of the Cumulative Convertible Preferred Stock are entitled to elect two directors if the Company shall fail to pay dividends for four or more consecutive quarterly dividend periods. The Company has failed to pay dividends on the Cumulative Convertible Preferred Stock since December 31, 1995. Dividends on the Company's Common Stock cannot be paid until such Cumulative Convertible Preferred Stock dividends are paid in full.

     The Company issued 10,000 shares of Series 2 Preferred Stock, par value $3.00 (the "Series 2 Preferred Stock") and 3,000 shares of Convertible Preferred Stock (the "Convertible Preferred Stock") to BFG in exchange for all the stock of Resort Funding. The Series 2 Preferred Stock dividends are cumulative and payable quarterly when declared by the Company at the rate of $60.00 per annum per share. At December 31, 1996, the cumulative undeclared and unpaid dividends amounted to $523,333. Dividends on the Company's Common Stock cannot be paid until such Convertible Preferred Stock Dividends are paid in full. The holder of the Series 2 Preferred Stock is entitled to the number of votes which equals 20% of the total number of votes of the Company after taking into account Common Stock and Convertible Preferred Stock. The Company may at its option any time after the February 16, 2002, redeem the Series 2 Preferred Stock in whole or part at the $10,000,000 liquidation value plus accrued and unpaid dividends.

     The Convertible Preferred Stock dividends are cumulative and payable quarterly when declared by the Company at the rate of $60.00 per annum per share effective after February 16, 1997. Dividends on the Company's Common Stock cannot be paid until the dividends on the Convertible Preferred Stock are paid in full. Each share of Convertible Preferred Stock is mandatorily convertible into 2,500 shares of the Company's Common Stock as soon as the Company has a sufficient number of authorized and unissued shares reserved to permit the conversion. The holder of the Convertible Preferred Stock is entitled to the number of votes which is equal to the number of shares Common Stock into which the Convertible Preferred Stock is convertible. In the event of voluntary or involuntary liquidation by the Company, the holder of the Convertible Preferred Stock is entitled to a $1,000 per share liquidation value and all accrued and unpaid dividends, whether or not dividends were declared by the Board of Directors.

Item 7.  Financial Statements and Exhibits.

     (c) Exhibits.

     The following exhibits are being filed herewith:

     28. Unaudited consolidated balance sheets of the Company as of December 31, 1996 and the related unaudited consolidated statements of earnings, stockholders' equity and cash flows for 1996.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.


                                                 EQUIVEST FINANCE, INC.

                                                 /s/ Thomas J. Hamel
                                            By:  ----------------------------
                                                 Thomas J. Hamel, Director

Dated:  June 19, 1997

                                 EXHIBIT INDEX


Exhibit
Number     Description                                      Page No.
-------    -----------                                      --------

28          Unaudited consolidated balance sheets of
           the Company as of December 31, 1996 and
           the related unaudited consolidated
           statements of earnings, stockholders'
           equity and cash flows for 1996.